Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated March 18, 2016, is by and between MANGROVE COBRASOURCE, INC., a Florida corporation, 1501 South Church Avenue, Tampa, Florida 33629 (“Seller”), and Asure COBRASource, LLC, a Delaware limited liability company, 110 Wild Basin Road, Suite 100, Austin, Texas 78746 (“Buyer”).

RECITALS:

WHEREAS, pursuant to a Stock Purchase Agreement of this date among MANGROVE EMPLOYER SERVICES, INC., a Florida corporation (“Mangrove”), its current shareholders (the “Mangrove Shareholders”) and Asure Software, Inc., a Delaware corporation (“Asure”), Asure proposes to purchase all of the outstanding Common Stock of Mangrove from the Mangrove Shareholders (the “SPA”);

WHEREAS, as a condition of closing under the SPA, Seller, a wholly-owned subsidiary of Mangrove, is to sell all of its tangible and intangible assets pursuant to the terms and conditions of this Agreement (with all capitalized terms not otherwise defined herein having the same meanings as in the SPA, and with any reference herein to the “Company” instead referring to the Seller);

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  PURCHASE AND SALE OF ASSETS

1.1           Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from the Seller, free and clear of all claims, liens or encumbrances of any kind, all of the Seller’s assets, whether tangible or intangible (collectively, the “Assets”), including, without limitation, the following to the extent necessary for, used in or useful to the operation of the Seller’s business of collecting and handling COBRA and other reimbursements and payments from former employees of Seller’s clients (the “Business”):

(a)           Tangible Assets.  All of the physical assets of the Business including, but not limited to tools, furniture, fixtures, equipment, machinery, hardware, office equipment, tools, supplies and inventories.

(b)           Contracts.  All contracts and agreements relating to the operation of the Business, including client contracts (the “Assigned Contracts”).

(c)           Intangible Assets.  All patents, copyrights, trademark and service marks (including the name “COBRASource”), patent and trademark applications and trade names, domain names (including mycobrasource.com and mangrovebenefits.com) including registrations, renewals and applications related thereto (“Domain Names”), Facebook, Twitter and other similar social media communication on-line sites (“Social Media Properties”), the right to the use of Seller’s name and likeness (including any on-line monikers or identifiers) in connection with the Business, logos, computer software, code, software documentation, trade secrets, know-how, confidential or proprietary information, methodology, data, plans, drawings, licenses, governmental permits, approvals or authorizations and other intangible property rights and interests applied for, issued to or owned or controlled by the Seller, or under which the Seller is licensed, and necessary for, used in or usable in the operation of the Business; and all rights to sue and recover damages for past, present or future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof (all of the foregoing together referred to hereafter as the “Seller IP Assets”).

(d)           Goodwill.  The Business as a going concern, and any and all of its goodwill.

(e)           Business Records.  All files, logs, records, books of account, financial records, client, user and supplier files and lists (including primary contact information), telephone numbers for the Business, payroll and personnel records, marketing data and reports, marketing information, brochures, art work, advertising materials, consultants’ reports, design drawings, and other materials that concern the operation of the Business, excluding the Seller’s financial records and tax returns.

(f)           Bank Accounts.  All bank accounts and related records used in connection with the Business, including the non-segregated bank account of Seller into which former employees of Seller’s clients remit (or into which Seller deposits upon receipt) COBRA reimbursements and other payments (the “Group Agent Account”).

(g)           Receivables.  All accounts receivable and other rights to receive payment (whether under a client contract, insurance policy or otherwise, but excluding any tax refunds).

1.2            Assumption of Liabilities.  Buyer shall not assume and Buyer shall not be liable for any of the obligations or liabilities of the Seller or the Business or for obligations related to the Assets of any kind or nature other than obligations or liabilities related to the Assigned Contracts accruing after the Closing.  Without limiting the generality of the foregoing, the Buyer specifically is not assuming any of the Seller’s obligations for (i) unpaid federal, state or local taxes, if any, (ii) the loan or loans made from time to time to Seller or its affiliates from the funds held in the Group Agent Account (the “Group Agent Account Loans”) or (iii) any claims, expenses, damages, penalties or interest, whether known or unknown, relating to the Group Agent Account Loans, including as might be imposed after the date hereof by the U.S. Department of Labor or other governmental authorities.

1.3           Sales and Use Taxes. The Seller shall pay any sales, use or other similar taxes, if any, payable on account of the sale of the Assets to Buyer hereunder.

1.4           Post-Closing Receipts.  All receipts of the Business from and after the time of Closing shall belong to the Buyer as part of the Assets, and if any portion thereof is collected by or for the Seller, the Seller shall promptly remit the same to Buyer.

SECTION 2.  PURCHASE CONSIDERATION

2.1           Purchase Consideration;  Application.  As full payment for the transfer of the Assets under Section 1.1 by the Seller to Buyer, Buyer agrees to pay Seller a cash amount at Closing (not in excess of $1,500,000) equal to the outstanding balance at such time of the Group Agent Account Loans (the “Purchase Consideration”).  Coincident with the Closing, Seller shall apply (or, at Buyer’s option, Buyer shall apply for Seller’s benefit) the Purchase Consideration to zero out the Group Agent Account Loan balances for each of Seller’s clients, such that Buyer will obtain, as part of the Assets purchased, the full balance in the Group Agent Account, free and clear of any claims, liens or encumbrances of any kind.

2.2           Allocation of Purchase Consideration.  The Purchase Consideration shall be allocated among the Assets in such manner as Buyer determines, in its sole discretion.  Buyer shall promptly advise the Seller of such allocation.

SECTION 3.  CLOSING

3.1           Closing.  Subject to the terms and condition of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Messerli & Kramer P.A. at the same time and place as the Closing under the SPA (the “Closing Date”, with the time of Closing hereunder being the “Effective Time”).

3.2           Deliverables at Closing.  The parties shall deliver the following instruments, documents and property at the Closing to one another, unless waived in writing or deemed waived as a result of a party participating in the Closing hereunder without receipt of a Closing item below:

(a)           By the Buyer.  The Buyer shall deliver the following instruments, documents and property to the Seller at the Closing:

(i)	the Purchase Consideration; and

(ii)	an Assignment and Assumption Agreement relating to the Assigned Contracts in the form attached as Exhibit 3.2(a)(ii), executed by Buyer (the “Assignment and Assumption Agreement”).

(b)           By the Seller.  The Seller shall deliver the following instruments, documents and property to the Buyer at the Closing:

(i)	a Bill of Sale executed by the Seller, in the form attached as Exhibit 3.2(b);

(ii)	the Assignment and Assumption Agreement, executed by the Seller;

(iii)	a separate assignment of all patents and trademarks, in a form acceptable to the Buyer, executed by the Seller;

(iv)
unless Buyer elects to enter into a new lease (in which case, such entry is a condition of Closing hereunder), an assignment of the Seller’s existing lease (consented to by the existing landlord) for the space currently leased by the Seller for operation of the Business;  and

(v)
such other assignments, documents, instruments and consents in form necessary and reasonably acceptable to Buyer to transfer and assign all other Assets, including the funds held in the Group Agent Account, to Buyer.

(c)           Additional Matters.  Each party agrees to execute and deliver such additional instruments, documents and property, and to take such additional action, as may reasonably be requested by the other party hereto, or its counsel, in order to effectuate the transactions contemplated by this Agreement.  This shall include, promptly after the Closing, Seller’s provision to Buyer of a letter of instruction executed by the Seller, and such other documentation, as is required to transfer the registered WHOIS ownership, and the administrative and technical contacts, for each of the Domain Names to Buyer.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct as of the date hereof and as of the Effective Time.

4.1           Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

4.2           Authority; Board And Stockholder Approval. The Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

4.3           Ownership of Assets; Encumbrances. The Seller owns or has the legal right to use and transfer the Assets, and by this Agreement, Buyer will obtain all of the Assets, free and clear of any claim, mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other restriction.  All Seller IP Assets are listed in Schedule 4.3 attached hereto.

4.4           Financial Statements; Undisclosed Liabilities.

(a)           Complete copies of the Seller’s unaudited financial statements consisting of the unaudited balance sheet of the Seller as at December 31, 2014 and December 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Seller, and fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated. The balance sheet of the Seller as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”  The Seller maintains a standard system of accounting established and administered in accordance with GAAP.

(b)           There are no Liabilities of the Seller except (a) Liabilities which are adequately reflected or reserved against in the Balance Sheet (which Liabilities include the amount of the Group Agent Account Loan balance at such date) as of the Balance Sheet Date or (b) Liabilities which have been incurred in the ordinary course of business consistent with past practice on or prior to, or since, the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(c)           The amount of the Group Agent Account Loans as of Closing does not exceed the amount of the Purchase Consideration.

4.5           Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Seller, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Seller;

(c) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(d) material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e) material change in its management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f) entry into any Contract that would constitute a Material Contract;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations, Liabilities incurred in the ordinary course of business consistent with past practice and borrowings constituting part of the Group Agent Account Loans that are being retired as provided herein;

(h) transfer, assignment, sale or other disposition of any of the Assets or cancellation of any debts or entitlements;

(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(j) material damage, destruction or loss (whether or not covered by insurance) to its property;

(k) any capital investment in, or any loan to, any other Person, other than loans from time to time from Seller to Mangrove funded by borrowings made by Seller from the Group Agent Account being retired hereby;

(l) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Seller is a party or by which it is bound;

(m) any material capital expenditures;

(n) imposition of any Encumbrance upon any of the Seller’s properties, capital stock or assets, tangible or intangible;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees, other than as described in subsection (k) above;

(p) entry into a new line of business or abandonment or discontinuance of existing lines of Business;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(s) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.6   Material Contracts.  The Assigned Contracts include each of the following:

(a) each Contract involving aggregate annual consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Seller without penalty or without more than 30 days’ notice;

(b) all Contracts that require the Seller to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(c) all Contracts that provide for the indemnification by the Seller of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(d) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(e) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(f) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(g) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Seller;

(h) all Contracts that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(i) any Contracts that provide for any joint venture, partnership or similar arrangement; and

(j) all collective bargaining agreements or Contracts with any Union.

Each Material Contract is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  To the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

4.7           Condition And Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Seller constituting part of the Assets being purchased are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Seller, together with all other properties and assets of the Seller, are sufficient for the continued conduct of the Business of the Seller after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Seller as currently conducted.

4.8           Intellectual Property.

(a)           The Seller is the sole and exclusive legal and beneficial, and to the extent applicable, record, owner of all right, title and interest in and to the Seller IP Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current Business or operations of the Seller, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Seller has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Seller any ownership interest and right they may have in the Seller IP Assets; and (ii) acknowledge the Seller’s exclusive ownership of all Seller IP Assets. The Seller has provided Buyer with true and complete copies of all such agreements.

(b)           The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Seller’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or operations of the Seller as currently conducted.

(c)           The Seller’s rights in the Seller IP Assets are valid, subsisting and enforceable. The Seller has taken all reasonable steps to maintain the Seller IP Assets and to protect and preserve the confidentiality of all trade secrets included in the Seller IP Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(d)           To the Seller’s Knowledge, the conduct of the Business of the Seller as currently and formerly conducted, and the products, processes and services of the Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Seller IP Assets.

(e)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or dilution of any Seller IP Assets; (ii) challenging the validity, enforceability, registrability or ownership of any Seller IP Assets or the Seller’s rights with respect to any Seller IP Assets; or (iii) by the Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Seller IP Assets. The Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Seller IP Assets.

(f)           The Seller has legally sufficient privacy policies and data security policies, and have been and are in compliance with such policies and, to the Seller’s Knowledge, the requirements of any contract or codes of conduct to which the Seller is a party, and with all applicable data protection, privacy and other laws governing the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information or data from any individuals, in all relevant jurisdictions.  There has not been any notice to, written complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Seller regarding the collection, storage, transfer and/or use of any personally identifiable information or data, and to the Seller’s Knowledge, none is pending or threatened.

4.9           Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Seller have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.10           Insurance.  The Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of its Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to the Seller’s Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Seller pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Seller is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a Business similar to the Seller and are sufficient for compliance with all applicable Laws and Contracts to which the Seller is a party or by which it is bound.

4.11           Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to the Seller’s Knowledge, threatened (a) against or by the Seller affecting any of its properties or Assets; or (b) against or by the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or any properties or Assets of the Seller.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Governmental Order.

4.12           Compliance With Laws; Permits.

(a)           Except with respect to its borrowings from time to time from the Group Agent Account, the Seller has complied, and is now complying, with all Laws applicable to it or its business, properties or Assets.

(b)           All Permits required for the Seller to conduct its business have been obtained by it and are valid and in full force and effect and are being transferred to Buyer as part of the Assets. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

4.13           Taxes.  Except as set forth in Schedule 4.12 hereto:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Seller have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller.

(e)           All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any taxing authority have been fully paid.

(f)           The Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

(h)           The Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

4.14           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.15           Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in any of the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller that the statements contained in this Section 5 are true and correct as of the date hereof.

5.1           Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

5.2           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consent of Buyer’s principal secured lender, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.3           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.4           Legal Proceedings.  There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

SECTION 6. COVENANTS

6.1           Preservation of Seller’s Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, Business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with them. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall:

(i)	preserve and maintain all of its Permits;

(ii)	pay its debts, Taxes and other obligations when due;

(iii)	maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v)	defend and protect its properties and Assets from infringement or usurpation;

(vi)	perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(vii)	maintain its books and records in accordance with past practice;

(viii)	comply in all material respects with all applicable Laws; and

(ix)	not take or permit any action that would cause any of the changes, events or conditions described in Section 4.5 to occur.

6.2           Access to Information.

(a)           From the date hereof until the Closing, the Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Seller; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Seller as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Seller . Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

(b)           From and after the execution of this Agreement, the Seller shall (1) hold, and shall use its reasonable best efforts to cause its Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or its Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation and (2) until public disclosure of this Agreement by the Buyer, not purchase or sell, or advise or permit his, her or its Affiliates, Representatives or other parties with knowledge of the existence of this Agreement or the transactions contemplated hereby to purchase or sell, any equity securities of Buyer or any interest therein. If the Seller or any of its Affiliates or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed; provided that the Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3           No Solicitation of Other Bids.

The Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller and the Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal, other than as contemplated by Section 6.7 of this Agreement.

In addition to the other obligations under this Section 6.3, the Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

The Company agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.4           Notice of Certain Events.

From the date hereof until the Closing, the Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated by this Agreement.

6.5           Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           The Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are required to transfer good and marketable title to the Assets, free and clear of all claims, liens or encumbrances, to Buyer as contemplated hereby.

(c)           Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and

(iii)           in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(d)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Seller or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.6           Spin Out of the Seller from Mangrove.  Immediately after the Closing on the purchase of Assets by the Buyer hereunder, but prior to the Closing under the SPA, the Seller and its Affiliates shall take all such action as is required (i) to cause Mangrove to transfer all of the equity interests in the Seller to Richard S. Cangemi and Paul D. Zugay, such that the Seller is not a subsidiary of Mangrove at the time of Closing under the SPA and (ii) to change the corporate name of the Seller to one not containing any of the following words or phrases, or variations thereof:  “Mangrove,” “COBRA,” “COBRASource” or “Employer Services.”

6.7           Preservation of Books and Records and Post-Closing Access and Audit.  For a period of one (1) year from the Closing Date, the Seller shall preserve all of its stock and accounting books and records.  In the event that Buyer or its Affiliates determine that Buyer or its Affiliates need to audit the Financial Statements of the Seller to comply with U.S. Securities and Exchange Commission (the “SEC”) or other regulatory requirements, the Seller and its Affiliates shall (i) engage such independent registered public accounting firm as the Buyer designates to conduct the audit, at Buyer’s expense, (ii) make such books and records available to Buyer, the auditing firm and the their respective Representatives for purposes of conducting the audit, (iii) execute and delivery promptly all certificates, consents, documents and other materials reasonably requested by the Buyer, the auditing firm or their Representatives in order to properly conduct the audit, (iv) reasonably and timely cooperate with the Buyer, the auditing firm and their Representatives in the conduct of the audit and (v) execute and deliver such consents as may be required to permit the Buyer or its Affiliates to file such audited Financial Statements with the SEC or other regulatory bodies.

6.8           Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.9           Further Assurances. Following the Closing, each of the parties hereto, and shall cause their respective Affiliates to, execute and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

SECTION 7.  CONDITIONS TO CLOSING

7.1           Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of the Seller contained in Section 4.1, Section 4.2, Section 4.4, and Section 4.14, the representations and warranties of the Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Seller contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.14 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

(c)           No Action shall have been commenced against Buyer or the Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           All approvals, consents and waivers that are listed on any Schedule hereto and from the Buyer’s principal lender shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)           From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f)           The Seller shall have delivered each of the closing deliverables set forth in Section 3.2(b).

7.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 5.1 and Section 5.3, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1 and Section 5.3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)           All approvals, consents and waivers of the Buyer’s principal secured lender shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

(e)           Buyer shall have delivered each of the closing deliverables set forth in Section 3.2(a).

SECTION 8. INDEMNIFICATION

Indemnification with respect to breaches of the representations, warranties and covenants hereunder shall be as provided in the SPA.

SECTION 9. TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Seller and Buyer;

(b)           by Buyer by written notice to the Seller if:

(i)           Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured by the Seller within thirty (30) days of the Seller’s receipt of written notice of such breach from Buyer; or

(ii)           any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by the Seller by written notice to Buyer if:

(i)           the Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from the Seller; or

(ii)           any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2016, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by the Seller prior to the Closing; or

(d)           by Buyer or the Seller if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Section 9, Section 6.2(b) and Section 10 hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

SECTION 10.  MISCELLANEOUS

10.1           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Seller:	To its new corporate name 1501 South Church Avenue Tampa, Florida 33629 Attention: Richard S. Cangemi, CEO Facsimile: (813) 387-3150 E-mail: richard.cangemi@peopleguru.com

with a copy to:	Haas & Castillo, P.A. 19321-C U.S. Highway 19, Suite 401 Clearwater, Florida 33764 Attention: Lee L. Haas Facsimile: (727) 535-1855 E-mail: lee@haas-castillo.com

If to Buyer:	Asure Software, Inc. 110 Wild Basin Road, Suite 100 Austin, Texas 78746 Attention: Brad Wolfe, CFO Facsimile: (512) 437-2718 E-mail: BWolfe@asuresoftware.com

with a copy to:	Messerli & Kramer P.A. 100 South Fifth Street, Suite 1400 Minneapolis, Minnesota 55402 Attention: Jeffrey C. Robbins, Esq. Facsimile: (612) 672-3777 Email: jrobbins@messerlikramer.com

10.3           Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6           Entire Agreement. This Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

10.7           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8           No Third-Party Beneficiaries. Except as provided in Section 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of each of the parties hereto. Any failure of Buyer, on the one hand, or the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.10           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE COUNTY OF HILLSBOROUGH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11           Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.12           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANGROVE COBRASOURCE, INC.

By /s/ Richard S. Cangemi
      Richard S. Cangemi, President and CEO

ASURE COBRASOURCE, LLC

By /s/ Patrick Goepel
      Patrick Goepel, President and CEO